EX-99.B-77G

                    UNITED MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G(a):    Defaults and arrears on senior securities

1.   Oklahoma City Choctaw Nursing


     $525,000 10.125% Industry Development Revenue Bonds due 09/01/06 CUSIP 678693BM3
     This is a monetary default
     Default date is April 1, 1996
     Amount of default per $1,000 face amount is $464
     Total amount of default is $247,632

     $1,230,000 10.250% Industry Development Revenue Bonds due 09/01/16 CUSIP 678693CH3
     This is a monetary default
     Default date is April 1, 1996
     Amount of default per $1,000 face amount is $470
     Total amount of default is $577,839

2.   Myrtle Creek Oregon Building Authority


     $3,000,000  8.000% Myrtle Creek Golf Course Project Revenue Bonds due
     06/01/21
     CUSIP 628599AA0
     This is a monetary default
     Default date is July 1, 1999
     Amount of default per $1,000 face amount is $67
     Total amount of default is $200,000